Exhibit 99.1

CTC MEDIA ANNOUNCES PROPOSED CHANGES TO THE
COMPANY’S BOARD OF DIRECTORS

Moscow, Russia — April 8, 2013 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced that Lorenzo Grabau has been appointed as a member and Co-Chairman of CTC Media’s Board of Directors, effective upon the closing of the 2013 Annual Meeting of Stockholders to be held on April 30, 2013. Mr. Grabau has been appointed to fill a vacancy being created by the departure from the Board of Hans-Holger Albrecht, whose resignation will be effective as of the close of the Annual Meeting. Mr. Albrecht, formerly CEO of Modern Times Group MTG AB, an affiliate of MTG Russia AB, CTC Media’s largest stockholder, will focus on his current role as President and CEO of Millicom International Cellular S.A. Mr. Grabau has been designated for appointment by MTG Russia AB pursuant to a stockholders’ agreement among the Company, MTG Russia AB and Telcrest Investments Limited.

CTC Media has also announced that the Board is nominating Dmitry Lebedev and Werner Klatter for re-election to the Board at the Annual Meeting. Mr. Lebedev has been designated as a director by Telcrest pursuant to the stockholders’ agreement. In addition, CTC Media has announced that Mathias Hermansson will not stand for re-election to the Board, and that, pursuant to the stockholders’ agreement, MTG Russia AB has designated Jørgen Madsen Lindemann for election as a director. The Board has recommended that the stockholders elect Messrs Klatten, Lebedev and Lindemann at the Annual Meeting.

Angelo Codignoni, Co-Chairman of CTC Media, commented: “We look forward to welcoming Mr. Grabau and Mr. Lindemann to the Board of Directors. Their backgrounds and extensive experience will further strengthen the Company’s Board, and their expertise will benefit CTC Media going forward. I would like to take this opportunity to thank Mr. Albrecht for his significant contribution to the Company’s development during his ten-year tenure on the Board of Directors. It has been a pleasure to work with him and we wish him the very best going forward. We would also like to thank Mr. Hermansson for his dedicated service during the last four years.”

Note to editors:

Lorenzo Grabau, 47, has been a non-executive member of the Board of Directors of Modern Times Group MTG AB since 2011. He has served as Non-Executive Director of SoftKinetic BV and Rouge Partners Sarl since 2011. Mr. Grabau is a former Partner and Managing Director of Goldman Sachs, which he joined in 1994 after five years with Merrill Lynch. Lorenzo held a number of leadership positions within the Goldman Sachs Investment Banking division, including Head of Media and Head of Consumer Retail. Lorenzo is a graduate from Universita degli Studi di Roma, La Sapienza, Italy.

Jørgen Madsen Lindemann, 46, was appointed as President and CEO of Modern Times Group MTG AB in September 2012, prior to which he served as Executive Vice President of the Group’s Nordic Broadcasting (free-TV, pay-TV and radio) operations from October 2011 and as CEO of MTG Denmark from 2002. Mr. Lindemann has worked in the MTG Group since 1994, initially as Head of Sponsorship for TV3, then as Head of Viasat Sport in Denmark and, subsequently, as Head of Viasat Sport for the Nordic region.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East, Central and South East Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary and a number of digital media assets in Russia. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

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For further information, please contact:

Ekaterina Ostrova

Director, Corporate Communications and Investor Relations

+ 7 495 783 3650

ir@ctcmedia.ru

Irina Klimova

Senior Manager, Investor Relations

+7 495 981 0740

ir@ctcmedia.ru